Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Feb. 28, 2019	Terri Anne Powers, Vice President of Investor Relations
312.889.5244 | tpowers@diplomat.is

Elizabeth Carr, Corporate Communications Manager
810.768.9871 | press@diplomat.is

Diplomat Announces Resignation of Jeff Park from Board of Directors

FLINT, Mich. — Feb. 28, 2019 — Diplomat Pharmacy, Inc. (NYSE: DPLO), announced today that the Company’s board of directors accepted the resignation of director Jeff Park, effective Feb. 22, 2019. Mr. Park has been a member of Diplomat’s board of directors since June 2017. He served as interim CEO of Diplomat from January to May 2018.

The Nominating and Corporate Governance Committee of the board of directors expects to make a recommendation to the full board in the near future to fill the vacant director position.

To learn more about Diplomat, visit diplomat.is.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance and include Diplomat’s expectations regarding the director search process and filling the vacancy on the board of directors. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: the risk that the director search process and filling of the vacancy on the board of directors is not completed in a timely manner and/or that a satisfactory director is not identified; the director selected could be negatively viewed by investors and subsequently impact the perception of Diplomat and/or its board of directors and the value of our common stock; and the additional factors set forth in “Risk Factors” in Diplomat’s most recent Annual Report on Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy and infusion services. Diplomat helps people with complex and chronic health conditions in all 50 states, partnering with payers, providers, hospitals, manufacturers, and more. Rooted in this patient care expertise, Diplomat also serves payers through CastiaRx, a leading specialty benefit manager, and offers tailored solutions for healthcare innovators through EnvoyHealth. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues — always focused on improving patient care. For more information, visit diplomat.is.

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